Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson	Deanna Hart
October 27, 2021		Corporate Communications	Investor Relations
		919-716-2716	919-716-2137

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR THIRD QUARTER 2021
RALEIGH, N.C. -- First Citizens BancShares, Inc. (“BancShares”) (Nasdaq: FCNCA) reported earnings for the third quarter of 2021. Key results for the quarter ended September 30, 2021, are presented below:

THIRD QUARTER RESULTS

Q3 2021	Q3 2020	Q3 2021	Q3 2020	Q3 2021	Q3 2020	Q3 2021	Q3 2020	Q3 2021	Q3 2020
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$124.1	$142.7	$12.17	$14.03	2.61%	3.06%	0.88%	1.18%	11.29%	14.93%

YEAR-TO-DATE (“YTD”) RESULTS

2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$424.2	$353.6	$41.79	$33.96	2.69%	3.23%	1.05%	1.05%	13.50%	12.59%

THIRD QUARTER HIGHLIGHTS

Net income
Net income was $124.1 million for the third quarter of 2021, a decrease of $18.6 million, or by 13.0% compared to the same quarter in 2020. Net income per common share was $12.17 for the third quarter of 2021, compared to $14.03 per share for the same quarter in 2020.

Return on average assets and equity
Return on average assets for the third quarter of 2021 was 0.88%, down from 1.18% for the comparable quarter in 2020. Return on average equity for the third quarter of 2021 was 11.29%, down from 14.93% for the comparable quarter in 2020.

Net interest income and net interest margin
Net interest income was $346.9 million for the third quarter of 2021, a decrease of $6.8 million, or by 1.9% compared to the same quarter in 2020 but was relatively stable compared to the second quarter of 2021. The taxable-equivalent net interest margin (“NIM”) was 2.61% for the third quarter of 2021, down 45 basis points from 3.06% for the comparable quarter in 2020 and down 7 basis points from 2.68% in the second quarter of 2021.

Provision for credit losses
The provision for credit losses was a net benefit of $1.1 million during the third quarter of 2021, compared to a $4.0 million expense during the same quarter in 2020. The allowance for credit losses (“ACL”) was $183.2 million at September 30, 2021, compared to $224.3 million at December 31, 2020, representing 0.56% and 0.68% of loans, respectively.

Operating performance
Noninterest income was $122.9 million for the third quarter of 2021, an increase of $2.4 million, or by 2.0% compared to the same quarter in 2020. Noninterest expense was $312.8 million for the third quarter of 2021, an increase of $21.2 million, or by 7.3% compared to the same quarter in 2020.

Loans and credit quality
Total loans were $32.5 billion, a decrease of $275.8 million, or by 1.1% on an annualized basis since December 31, 2020. Excluding loans originated under the Small Business Administration Paycheck Protection Program (“SBA-PPP”), total loans increased $1.0 billion, or by 4.6% on an annualized basis since December 31, 2020. Total loans decreased $173.5 million, or by 2.1% on an annualized basis compared to June 30, 2021. Excluding SBA-PPP loans, total loans increased $437.4 million, or by 5.6% in the third quarter of 2021. The net charge-off ratio was 0.06% for the third quarter of 2021 compared to 0.03% for the same quarter in 2020.

Deposits
Total deposits grew to $50.1 billion, an increase of $6.6 billion, or by 20.4% on an annualized basis since December 31, 2020, driven by organic growth. Deposits increased $1.7 billion, or by 13.6% on an annualized basis compared to June 30, 2021.

Capital	BancShares remained well-capitalized with a total risk-based capital ratio of 14.3%, a Tier 1 risk-based capital ratio of 12.3%, a Common Equity Tier 1 ratio of 11.3% and a Tier 1 leverage ratio of 7.7%.

MERGER WITH CIT GROUP INC.
On October 15, 2020, BancShares entered into a definitive merger agreement with CIT Group Inc. (“CIT”) through which the companies plan to combine in an all-stock merger. The transaction has been approved by the shareholders of both companies and has received regulatory approval from the North Carolina Commissioner of Banks and the Federal Deposit Insurance Corporation (“FDIC”).
On September 30, 2021, the parties entered into an amendment to the merger agreement pursuant to which the parties mutually agreed to extend until March 1, 2022, the date after which either party may elect to terminate the merger agreement if the merger has not yet been completed. Completion of the proposed merger remains subject to approval from the Board of Governors of the Federal Reserve System and both parties are committed to continuing to seek such approval. The parties have responded to all questions issued by the Staff of the Federal Reserve Board. The parties have been informed that the application is presently at the Governor level, but the Board of Governors has not provided a time frame for its decision on the application. Closing is expected to occur as soon as practicable following receipt of such approval and the satisfaction or waiver of other customary closing conditions.
NET INTEREST INCOME & NET INTEREST MARGIN
Net interest income was $346.9 million for the third quarter of 2021, a decrease of $6.8 million, or by 1.9% compared to the same quarter in 2020. This was primarily due to a decline in the yield on interest-earning assets and a decrease in interest and fee income on SBA-PPP loans, partially offset by organic loan growth, higher investment balances, and lower rates on interest-bearing deposits. SBA-PPP loans contributed $20.0 million in interest and fee income for the third quarter of 2021 compared to $28.9 million for the same quarter in 2020. Net interest income increased $0.5 million compared to the linked quarter due primarily to higher investment and overnight yields and balances, organic loan growth and lower interest expense on deposits. This increase was largely offset by a decline in SBA-PPP interest and fee income and lower loan yields. SBA-PPP loans contributed $27.2 million in the second quarter of 2021.
The taxable-equivalent NIM was 2.61% during the third quarter of 2021, a decrease of 45 basis points from 3.06% for the comparable quarter in 2020. The margin decline was primarily due to changes in earning asset mix driven by excess liquidity and higher balances in overnight investments, and a decline in the yield on loans, partially offset by lower rates paid on interest-bearing deposits and increased income on SBA-PPP loans. The taxable-equivalent NIM declined 7 basis points from 2.68% for the linked quarter primarily due to changes in earning asset mix partially offset by higher investment yields and lower rates paid on interest-bearing deposits.
Net interest income was $1.03 billion for the nine months ended September 30, 2021, an increase of $3.5 million, or by 0.3% compared to the same period in 2020. This increase was primarily due to organic loan growth, an increase in interest and fee income on SBA-PPP loans and lower rates paid on interest-bearing deposits. These increases were largely offset by a decline in the yield on interest-earning assets. SBA-PPP loans contributed $78.1 million in interest and fee income for the nine months ended September 30, 2021, compared to $47.9 million for the same period in 2020.
The taxable-equivalent NIM was 2.69% for the nine months ended September 30, 2021, a decrease of 54 basis points from 3.23% for the comparable period in 2020. The margin decline was primarily due to changes in earning asset mix and a decline in the yield on interest-earning assets, partially offset by lower rates paid on interest-bearing deposits and increased income from SBA-PPP loans.

PROVISION FOR CREDIT LOSSES
Provision for credit losses was a net benefit of $1.1 million for the third quarter of 2021 compared to $4.0 million in expense for the same quarter in 2020. The third quarter of 2021 was favorably impacted by a $5.9 million reserve release driven primarily by continued strong credit performance, low net charge-offs and improvement in macroeconomic factors. The comparable quarter in 2020 included a $1.5 million reserve build due to continued uncertainties surrounding COVID-19 and net loan growth. Total net charge-offs for the third quarter of 2021 were $4.8 million, an increase from $2.6 million for the comparable quarter in 2020 due to a higher volume of charge-offs and lower recoveries. The net charge-off ratio was 0.06% for the third quarter of 2021 compared to 0.03% for the same quarter in 2020. The impact of SBA-PPP loans on average loan balances did not affect the net charge-off ratio in either three-month period.
Provision for credit losses was a benefit of $31.7 million for the nine months ended September 30, 2021, compared to $52.9 million in expense for the same period in 2020. Provision for credit losses for the nine months ended September 30, 2021 was favorably impacted by a $41.1 million reserve release driven primarily by continued strong credit performance, low net charge-offs and improvement in macroeconomic factors. The comparable period in 2020 included a $36.1 million reserve build related to uncertainties surrounding COVID-19. Net charge-offs for the nine months ended September 30, 2021 were $9.4 million, a decrease from $17.4 million for the comparable period in 2020 due to a lower volume of charge-offs and stable recoveries. The net charge-off ratio was 0.04% for the nine months ended September 30, 2021 compared to 0.07% for the same period in 2020. The impact of SBA-PPP loans on average loan balances did not have an impact on the net charge-off ratio for the nine months ended September 30, 2021. Excluding the impact of SBA-PPP loans on average loan balances, the net charge-off ratio was 0.08% for the nine months ended September 30, 2020.
NONINTEREST INCOME
Noninterest income was $122.9 million for the third quarter of 2021, an increase of $2.4 million, or by 2.0% compared to $120.6 million for the same quarter in 2020. Contributing to the increase was a $6.1 million favorable change in fair market value adjustments on marketable equity securities. Other primary drivers of the increase included a $5.6 million increase in wealth management services due to growth in assets under management resulting in higher advisory and transaction fees, a $4.0 million increase in service charges on deposit accounts, a $3.1 million increase in cardholder services income, net, and a $1.6 million increase in merchant services income, net. These increases were partially offset by a $13.3 million reduction in realized gains on available for sale securities as well as a $7.0 million decline in mortgage income due to reductions in gain on sale margins and production volume driven by higher mortgage rates and increased competition. Excluding fair market value adjustments on marketable equity securities and realized gains on available for sale securities, noninterest income was $111.5 million for the third quarter of 2021, an increase of $9.7 million, or by 9.5% compared to $101.8 million for the same quarter in 2020.
Noninterest income was $393.7 million for the nine months ended September 30, 2021, an increase of $43.8 million, or by 12.5% compared to $350.0 million for the same period in 2020. The primary drivers of the increase were a $20.7 million increase in wealth management services due to due to growth in assets under management resulting in higher advisory and transaction fees, a $20.6 million favorable change in fair market value adjustments on marketable equity securities, a $9.8 million increase in cardholder services income, net, and a $7.8 million increase in merchant services income, net. These increases were partially offset by a $21.9 million reduction in realized gains on available for sale securities. Excluding fair market value adjustments on marketable equity securities and realized gains on available for sale securities, noninterest income was $329.6 million for the nine months ended September 30, 2021, an increase of $45.0 million, or by 15.8% compared to $284.6 million for the same period in 2020.

NONINTEREST EXPENSE
Noninterest expense was $312.8 million for the third quarter of 2021, an increase of $21.2 million, or by 7.3% compared to the same quarter in 2020. The primary driver of the increase was a $13.7 million increase in salaries and wages driven by annual merit increases, increases in revenue-driven incentives, and an increase in temporary personnel costs. Additionally contributing to the increase was a $3.7 million increase in third-party service fees driven by our continued investments in digital and technology to support revenue-generating businesses and improve internal processes, as well as a $3.5 million increase in merger expense associated with the pending merger with CIT.
Noninterest expense was $910.3 million for the nine months ended September 30, 2021, an increase of $27.0 million, or by 3.1% compared to the same period in 2020. The most significant driver of the increase was a $23.2 million increase in salaries and wages due primarily to annual merit increases, increases in revenue-driven incentives, and an increase in temporary personnel costs. Also contributing to the increase was an $11.2 million increase in processing fees paid to third parties driven by our continued investments in digital and technology to support revenue-generating businesses and improve internal processes, and a $7.5 million increase in merger-related expense associated with the pending merger with CIT. These increases were partially offset by a $16.5 million decrease in other expense due to a decrease in other pension expense and a release in the reserve for unfunded commitments, as well as a $7.0 million decrease in collection and foreclosure-related expenses.
INCOME TAXES
Income tax expense totaled $34.1 million and $35.8 million for the third quarter of 2021 and 2020, respectively, representing effective tax rates of 21.5% and 20.1% for the respective periods.
Income tax expense totaled $123.9 million and $89.5 million for the first nine months of 2021 and 2020, respectively, representing effective tax rates of 22.6% and 20.2% for the respective periods.
The effective tax rates during 2020 were favorably impacted by BancShares’ decision to utilize an allowable alternative for computing its federal income tax liability. The allowable alternative provided BancShares the ability to use the federal income tax rate for certain current year deductible amounts related to prior year FDIC-assisted acquisitions that was applicable when these amounts were originally subjected to tax. Without this alternative, the effective tax rate is materially unchanged for the third quarter and first nine months of 2021 and the effective tax rate for the third quarter and first nine months of 2020 would have been approximately 22.0% and 22.6%, respectively.
LOANS AND DEPOSITS
At September 30, 2021, loans totaled $32.5 billion, a decrease of $275.8 million, or by 1.1% on an annualized basis since December 31, 2020. SBA-PPP loans totaled $1.0 billion as of September 30, 2021 compared to $2.4 billion as of December 31, 2021. Excluding SBA-PPP loans, total loans increased $1.0 billion, or by 4.6% on an annualized basis since December 31, 2020. Total loans decreased $173.5 million, or by 2.1% on an annualized basis compared to June 30, 2021. Excluding SBA-PPP loans, total loans increased $437.4 million, or by 5.6% in the third quarter of 2021.
At September 30, 2021, deposits totaled $50.1 billion, an increase of $6.6 billion, or by 20.4% on an annualized basis since December 31, 2020, driven by organic growth. Deposits increased $1.7 billion, or by 13.6% on an annualized basis compared to June 30, 2021.
ALLOWANCE FOR CREDIT LOSSES (ACL)
The ACL was $183.2 million at September 30, 2021, compared to $224.3 million at December 31, 2020, a decrease of $41.1 million. The ACL as a percentage of total loans and leases was 0.56% at September 30, 2021, compared to 0.68% at December 31, 2020. The reduction was primarily due to a $41.1 million reserve release for the nine months ended September 30, 2021, driven primarily by continued strong credit performance, low net charge-offs, and improvement in macroeconomic factors. Excluding SBA-PPP loans, which have no associated ACL, the ACL as a percentage of total loans was 0.58% at September 30, 2021, compared to 0.74% at December 31, 2020.

NONPERFORMING ASSETS
Nonperforming assets, including nonaccrual loans and other real estate owned, were $204.4 million, or 0.63% of total loans and other real estate owned at September 30, 2021, compared to $242.4 million or 0.74% at December 31, 2020. Excluding the impact of SBA-PPP loans on loan balances, the ratio of total nonperforming assets to total loans, leases and other real estate owned was 0.65% as of September 30, 2021, compared to 0.80% at December 31, 2020.
CAPITAL TRANSACTIONS
During the third quarter of 2021, BancShares did not repurchase any shares of Class A common stock compared to repurchases of 117,700 shares of Class A common stock for $47.1 million at an average cost per share of $399.83 for the comparable quarter in 2020. For the nine months ended September 30, 2021, BancShares did not repurchase any shares of Class A common stock compared to repurchases of 813,090 shares of Class A common stock for $333.8 million at an average cost per share of $410.48 for the comparable period in 2020. All Class A common stock repurchases completed in 2020 were consummated under previously approved authorizations. Following the expiration of our latest share repurchase authorization on July 31, 2020, share repurchase activity was suspended.
EARNINGS CALL DETAILS
First Citizens BancShares, Inc. will host a conference call to discuss the company's financial results on October 27, 2021, at 9 a.m. Eastern time.
To access this call, dial:
Domestic: 833-654-8257
International: 602-585-9869
Conference ID: 3942569

The third quarter 2021 earnings presentation and news release are available on the company’s website at www.firstcitizens.com/investor-relations.
After the conference call, you may access a replay of the call through November 10, 2021, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 3942569.
For investor inquiries, contact Deanna Hart, Investor Relations, at 919-716-2137.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank & Trust Company (“First Citizens Bank”). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of September 30, 2021, BancShares had total assets of $56.9 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
FORWARD-LOOKING STATEMENTS
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of BancShares. Words such as “anticipates,” “believes,” “estimates,” “expects,” “predicts,” “forecasts,” “intends,” “plans,” “projects,” “targets,” “designed,” “could,” “may,” “should,” “will,” “potential,” “continue” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BancShares’ current expectations and assumptions regarding BancShares’ business, the economy, and other future conditions.

Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other risk factors that are difficult to predict. Many possible events or factors could affect BancShares’ future financial results and performance and could cause the actual results, performance or achievements of BancShares to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the impacts of the global COVID-19 pandemic on BancShares’ business and customers, the financial success or changing conditions or strategies of BancShares’ customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of BancShares’ previously announced acquisition transaction(s), the failure to realize the anticipated benefits of BancShares’ previously announced acquisition transaction(s), and general competitive, economic, political, and market conditions, as well as risks related to the proposed transaction with CIT Group Inc (“CIT”) including, in addition to those described above and among others, (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed transaction may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where BancShares and CIT do business, (2) disruption to BancShares’ and CIT’s businesses as a result of the pendency of the proposed transaction and diversion of management’s attention from ongoing business operations and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement, (4) the risk that the integration of BancShares’ and CIT’s operations will be materially delayed or will be more costly or difficult than expected or that BancShares and CIT are otherwise unable to successfully integrate their businesses, (5) the outcome of any legal proceedings that may be or have been instituted against BancShares and/or CIT, (6) the failure to obtain remaining governmental approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction), (7) reputational risk and potential adverse reactions of BancShares’ and/or CIT’s customers, suppliers, employees or other business partners, including those resulting from the completion of the proposed transaction, (8) the failure of any of the closing conditions in the definitive merger agreement to be satisfied on a timely basis or at all, (9) delays in closing the proposed transaction, (10) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (11) the dilution caused by BancShares’ issuance of additional shares of its capital stock in connection with the proposed transaction, (12) other factors that may affect future results of BancShares and CIT including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, and (13) the impact of the global COVID-19 pandemic on CIT’s business, the parties’ ability to complete the proposed transaction and/or any of the other foregoing risks.
Except to the extent required by applicable laws or regulations, BancShares disclaims any obligation to update forward-looking statements or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BancShares and factors which could affect the forward-looking statements contained herein can be found in BancShares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its other filings with the Securities and Exchange Commission.

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CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, unaudited)	September 30, 2021	December 31, 2020
Assets
Cash and due from banks	$337,450	$362,048
Overnight investments	9,875,063	4,347,336
Investment in marketable equity securities (cost of $85,554 at September 30, 2021 and $84,837 at December 31, 2020)	123,147	91,680
Investment securities available for sale (cost of $7,345,143 at September 30, 2021 and $6,911,965 at December 31, 2020)	7,371,129	7,014,243
Investment securities held to maturity (fair value of $3,353,078 at September 30, 2021 and $2,838,499 at December 31, 2020)	3,381,078	2,816,982
Loans held for sale	98,451	124,837
Loans and leases	32,516,189	32,791,975
Allowance for credit losses	(183,194)	(224,314)
Net loans and leases	32,332,995	32,567,661
Premises and equipment	1,230,572	1,251,283
Other real estate owned	40,649	50,890
Income earned not collected	132,911	145,694
Goodwill	350,298	350,298
Other intangible assets	44,142	50,775
Other assets	1,584,092	783,953
Total assets	$56,901,977	$49,957,680
Liabilities
Deposits:
Noninterest-bearing	$21,514,407	$18,014,029
Interest-bearing	28,551,355	25,417,580
Total deposits	50,065,762	43,431,609
Securities sold under customer repurchase agreements	663,575	641,487
Federal Home Loan Bank borrowings	645,663	655,175
Subordinated debt	497,427	504,518
Other borrowings	76,139	88,470
FDIC shared-loss payable	—	15,601
Other liabilities	372,116	391,552
Total liabilities	52,320,682	45,728,412
Shareholders’ equity
Common stock:
Class A - $1 par value (16,000,000 shares authorized; 8,811,220 shares issued and outstanding at September 30, 2021 and December 31, 2020)	8,811	8,811
Class B - $1 par value (2,000,000 shares authorized; 1,005,185 shares issued and outstanding at September 30, 2021 and December 31, 2020)	1,005	1,005
Preferred stock - $0.01 par value (10,000,000 shares authorized; 345,000 shares issued and outstanding at September 30, 2021 and December 31, 2020; $1,000 per share liquidity preference)	339,937	339,937
Retained earnings	4,263,679	3,867,252
Accumulated other comprehensive (loss) income	(32,137)	12,263
Total shareholders’ equity	4,581,295	4,229,268
Total liabilities and shareholders’ equity	$56,901,977	$49,957,680

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data, unaudited)	2021	2021	2020	2021	2020
Interest income
Loans and leases	$319,214	$324,288	$336,382	$966,525	$988,029
Investment securities interest and dividend income	39,246	35,432	37,195	105,530	113,293
Overnight investments	3,395	2,105	757	6,948	5,828
Total interest income	361,855	361,825	374,334	1,079,003	1,107,150
Interest expense
Deposits	8,073	8,542	13,468	25,408	55,578
Securities sold under customer repurchase agreements	358	356	395	1,052	1,236
Federal Home Loan Bank borrowings	2,114	2,099	2,156	6,300	7,612
Subordinated debt	4,174	4,181	4,351	12,543	11,783
Other borrowings	249	254	305	768	1,488
Total interest expense	14,968	15,432	20,675	46,071	77,697
Net interest income	346,887	346,393	353,659	1,032,932	1,029,453
Provision (credit) for credit losses	(1,120)	(19,603)	4,042	(31,697)	52,949
Net interest income after provision for credit losses	348,007	365,996	349,617	1,064,629	976,504
Noninterest income
Wealth management services	31,935	31,753	26,369	95,886	75,152
Service charges on deposit accounts	24,858	21,883	20,841	68,277	64,776
Cardholder services, net	22,879	22,471	19,756	65,310	55,503
Other service charges and fees	9,205	8,959	7,892	26,653	22,829
Merchant services, net	8,409	8,532	6,763	25,858	18,014
Mortgage income	6,106	5,929	13,106	25,026	28,141
Insurance commissions	4,000	3,704	3,576	11,702	10,453
ATM income	1,481	1,571	1,537	4,534	4,354
Realized gains on investment securities available for sale, net	8,082	15,830	21,425	33,119	54,972
Marketable equity securities gains (losses), net	3,350	11,654	(2,701)	31,015	10,461
Other	2,639	1,864	2,008	6,363	5,330
Total noninterest income	122,944	134,150	120,572	393,743	349,985
Noninterest expense
Salaries and wages	160,947	153,643	147,297	462,420	439,185
Employee benefits	32,146	35,298	31,788	103,169	100,663
Occupancy expense	29,101	28,439	27,990	87,283	85,026
Equipment expense	30,229	28,902	29,430	88,934	86,054
Processing fees paid to third parties	15,602	14,427	11,927	43,702	32,485
FDIC insurance expense	3,661	3,382	2,167	10,261	9,364
Collection and foreclosure-related expenses	836	173	2,168	3,207	10,171
Merger-related expenses	7,013	5,769	3,507	19,601	12,108
Other	33,283	31,545	35,388	91,745	108,256
Total noninterest expense	312,818	301,578	291,662	910,322	883,312
Income before income taxes	158,133	198,568	178,527	548,050	443,177
Income taxes	34,060	45,780	35,843	123,873	89,538
Net income	$124,073	$152,788	$142,684	$424,177	$353,639
Preferred stock dividends	4,636	4,636	4,636	13,908	9,426
Net income available to common shareholders	$119,437	$148,152	$138,048	$410,269	$344,213
Weighted average common shares outstanding	9,816,405	9,816,405	9,836,629	9,816,405	10,137,321
Earnings per common share	$12.17	$15.09	$14.03	$41.79	$33.96
Dividends declared per common share	0.47	0.47	0.40	1.41	1.20

SELECTED QUARTERLY RATIOS

	Three months ended
	September 30, 2021	June 30, 2021	September 30, 2020
SELECTED RATIOS (1)
Book value per share at period-end	$432.07	$421.39	$380.43
Annualized return on average assets	0.88%	1.13%	1.18%
Annualized return on average equity	11.29	14.64	14.93
Total risk-based capital ratio	14.3	14.2	13.7
Tier 1 risk-based capital ratio	12.3	12.1	11.5
Common equity Tier 1 ratio	11.3	11.1	10.4
Tier 1 leverage capital ratio	7.7	7.7	7.8
(1) Capital ratios are preliminary
.
ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended
(Dollars in thousands, unaudited)	September 30, 2021	June 30, 2021	September 30, 2020
ALLOWANCE FOR CREDIT LOSSES (1)
ACL at beginning of period	$189,094	$210,651	$222,450
Provision for credit losses	(1,120)	(19,603)	4,042
Net charge-offs of loans and leases:
Charge-offs	(11,073)	(7,528)	(8,932)
Recoveries	6,293	5,574	6,376
Net charge-offs of loans and leases	(4,780)	(1,954)	(2,556)
ACL at end of period	$183,194	$189,094	$223,936
ACL at end of period allocated to:
PCD	$18,438	$18,740	$25,127
Non-PCD	164,756	170,354	198,809
ACL at end of period	$183,194	$189,094	$223,936
Reserve for unfunded commitments	$11,472	$11,103	$13,971
SELECTED LOAN DATA
Average loans and leases:
PCD	$384,673	$414,183	$512,559
Non-PCD	32,222,960	32,628,109	32,065,084
Loans and leases at period-end:
PCD	373,255	396,506	495,878
Non-PCD	32,142,934	32,293,146	32,349,266
RISK ELEMENTS
Nonaccrual loans and leases	$163,775	$187,464	$186,454
Other real estate owned	40,649	43,685	52,789
Total nonperforming assets	$204,424	$231,149	$239,243
Accruing loans and leases 90 days or more past due	$5,614	$3,776	$3,587
RATIOS
Net charge-offs (annualized) to average loans and leases	0.06%	0.02%	0.03%
ACL to total loans and leases(2):
PCD	4.94	4.73	5.07
Non-PCD	0.51	0.53	0.61
Total	0.56	0.58	0.68
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.63	0.71	0.73
(1) BancShares recorded no ACL on investment securities as of September 30, 2021, June 30, 2021, or September 30, 2020.
(2) Loans originated in relation to the SBA-PPP do not have a recorded ACL. As of September 30, 2021, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.53% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.58%. As of December 31, 2020, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.67% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.74%.

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN

	Three months ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$32,707,591	$319,738	3.85%	$33,166,049	$324,891	3.89%	$32,694,996	$336,934	4.06%
Investment securities:
U.S. Treasury	—	—	—	—	—	—	695,419	497	0.28
Government agency	824,499	2,076	1.01	839,614	1,966	0.94	587,377	1,335	0.91
Mortgage-backed securities	9,164,180	29,056	1.27	8,968,779	25,273	1.13	8,047,247	28,236	1.40
Corporate bonds	597,386	7,610	5.10	612,516	7,806	5.10	489,602	6,433	5.26
Other investments	121,454	544	1.78	113,439	426	1.51	110,552	739	2.66
Total investment securities	10,707,519	39,286	1.47	10,534,348	35,471	1.35	9,930,197	37,240	1.50
Overnight investments	8,956,055	3,395	0.15	7,819,287	2,105	0.11	2,992,183	757	0.10
Total interest-earning assets	$52,371,165	$362,419	2.73	$51,519,684	$362,467	2.80	$45,617,376	$374,931	3.24
Cash and due from banks	364,593			364,303			349,079
Premises and equipment	1,239,111			1,242,700			1,261,864
Allowance for credit losses	(189,885)			(211,913)			(222,793)
Other real estate owned	40,786			46,074			52,716
Other assets	2,096,588			1,438,483			1,203,913
Total assets	$55,922,358			$54,399,331			$48,262,155
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$11,323,503	$1,350	0.05%	$10,952,753	$1,504	0.06%	$9,239,838	$1,369	0.06%
Savings	3,979,389	342	0.03	3,796,686	326	0.03	3,070,619	314	0.04
Money market accounts	9,866,327	2,357	0.09	9,581,775	2,634	0.11	8,108,832	3,634	0.18
Time deposits	2,599,006	4,024	0.61	2,672,900	4,078	0.61	3,205,850	8,151	1.01
Total interest-bearing deposits	27,768,225	8,073	0.12	27,004,114	8,542	0.13	23,625,139	13,468	0.23
Securities sold under customer repurchase agreements	672,114	358	0.21	677,451	356	0.21	710,237	395	0.22
Other short-term borrowings	—	—	—	—	—	—	—	—	—
Long-term borrowings	1,222,452	6,537	2.09	1,227,755	6,534	2.12	1,256,331	6,812	2.15
Total interest-bearing liabilities	29,662,791	$14,968	0.20	28,909,320	$15,432	0.21	25,591,707	$20,675	0.32
Demand deposits	21,338,862			20,746,989			18,280,705
Other liabilities	384,113			344,849			370,668
Shareholders' equity	4,536,592			4,398,173			4,019,075
Total liabilities and shareholders' equity	$55,922,358			$54,399,331			$48,262,155
Interest rate spread			2.53%			2.59%			2.92%
Net interest income and net yield on interest-earning assets		$347,451	2.61%		$347,035	2.68%		$354,256	3.06%
(1) Loans and leases include PCD and non-PCD loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0% for all periods presented, as well as state income tax rates of 3.3% for the three months ended September 30, 2021 and June 30, 2021, and 3.4% for the three months ended September 30, 2020. The taxable-equivalent adjustment was $564 thousand, $642 thousand, and $597 thousand for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively.